Exhibit 8.1

Bogotá D.C. May 6, 2013

GPZ-0891-13

Bancolombia S.A.,

Carrera 48 #26-85,

Avenida Los Industriales

Medellín, Colombia

Ladies and Gentlemen:

We have acted as Colombian counsel for Bancolombia S.A., a Colombian financial institution organized and existing as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Bank with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, relating to the exchange offer by the Bank of up to US$227,458,000 principal amount of 5.125% Subordinated Notes due 2022 (the “New Notes”) which will be issued pursuant to an indenture dated September 11, 2012 (the “Indenture”) between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”) for any and all US$227,458,000 principal amount of 5.125% Subordinated Notes due 2022 that were issued on September 25, 2012 and October 10, 2012 in a private exchange offer under the indenture, dated September 25, 2012, between the Bank and the Trustee (the “Old Notes”).

We hereby confirm to you that our opinion is as set forth under the heading “Tax considerations – Colombian Tax Considerations” in the Registration Statement relating to the offering of the New Notes, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ GOMEZ-PINZON ZULETA ABOGADOS S.A.